EXHIBIT 23.1

April 10, 2014

To the Board of Directors and Stockholders of
 American Brewing Company, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 3 to the Registration Statement on Form S-1 (No.333-193725) of our report dated March 27, 2014, relating to the financial statements of American Brewing Company, Inc., (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern) for the years ended December 31, 2013 and 2012, which are contained in that Prospectus, which is contained in Part II of this Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-193725).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ HARTLEY MOORE ACCOUNTANCY CORPORATION
HARTLEY MOORE ACCOUNTANCY CORPORATION
April 10, 2014
Anaheim, CA